Portfolio Recovery Associates LLC Settles CFPB Matter NORFOLK, Va., March 23, 2023 — PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and servicing nonperforming loans, announced today that its subsidiary, Portfolio Recovery Associates, LLC (PRA), has reached an agreement with the U.S. Consumer Financial Protection Bureau (CFPB). As part of the settlement, PRA has agreed to pay a penalty of $12 million and approximately $15 million to impacted consumers, who represent less than one-tenth of 1% of PRA's active accounts. The majority of the financial impact of the settlement was reflected in our December 31, 2022, financial statements. This agreement is not expected to have a material adverse impact on the company’s financial condition or results of operations. PRA Group, Inc. President and Chief Executive Officer Kevin Stevenson said, “Our company was founded on the principles of treating customers with fairness and respect, and we have prided ourselves in upholding these values for more than 27 years. Although we have admitted to no wrongdoing as part of the resolution, and we continue to disagree with the CFPB’s characterization of our conduct, we are pleased to have this matter resolved and behind us, allowing us to return our full attention to our impactful work with consumers, promoting their journey toward financial recovery.” Throughout this process, PRA’s team worked collaboratively with the CFPB, demonstrating its dedication to helping consumers and to compliance excellence in the financial services industry. “Our organization is committed to strict compliance with consumer protection law, and to providing the highest standards of customer service,” added Laura White, executive vice president and chief risk and compliance officer. About PRA Group As a global leader in acquiring and collecting nonperforming loans, PRA Group returns capital to banks and other creditors to help expand financial services for consumers in the Americas, Europe and Australia. With thousands of employees worldwide, PRA Group, Inc. companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com. News Media Contact: Elizabeth Kersey Senior Vice President, Communications and Public Policy Elizabeth.Kersey@PRAGroup.com (757) 641-0558

Investor Contact: Najim Mostamand, CFA Vice President, Investor Relations IR@PRAGroup.com (757) 431-7913 ###